Exhibit 15

The Board of Directors

Norfolk Southern Corporation:

Re:     Registration Statement Nos. 33-52031, 333-71321, 333-60722, 333-100936 and 333-109069 on Form S-8 and 333-119398 on Form S-3.

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated April 22, 2008 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Norfolk , Virginia

April 22, 2008